Exhibit 10.1

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

2005 EXECUTIVE INCENTIVE PLAN

Effective as of January 1, 2005

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CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

2005 EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the Plan is to provide executives designated by the Company’s Board of Trustees as eligible to participate in the Plan with incentives to achieve goals which are important to shareholders and customers of the Company, to supplement the Company’s salary and benefit programs so as to provide overall compensation for such executives which is more competitive with corporations with which the Company must compete for the best executive talent, and to assist the Company in attracting and retaining executives who are important to the continued success of the Company.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

2005 EXECUTIVE INCENTIVE PLAN

ARTICLE I. DEFINITIONS

The following terms when capitalized herein shall have the meanings set forth below.

1.01	Adjusted Target Incentive Fund shall have the meaning set forth in Section 4.03(c).

1.02	Award Date shall mean, with respect to any Incentive Award, January 1 of the year following the year to which such Incentive Award relates.

1.03	Board or Board of Trustees shall mean the Board of Trustees of the Company.

1.04	Company shall mean Consolidated Edison Company of New York, Inc. or any successor by merger, purchase or otherwise.

1.05	Deferred Income Plan (“DIP”) shall mean the Consolidated Edison Company of New York, Inc. Deferred Income Plan, as amended from time to time.

1.06	Effective Date shall mean January 1, 2005.

1.07	Incentive Award shall have the meaning set forth in Section 4.04.

1.08	Incentive Percentage shall have the meaning set forth in Section 4.01.

1.09	Participant shall mean any executive who at any time shall be eligible to participate in the Plan.

1.10	Plan shall mean the 2005 Consolidated Edison Company of New York, Inc. Executive Incentive Plan.

1.11	Plan Administrator shall mean the individual appointed by the Company’s Chief Executive Officer to administer the Plan as provided in Article III.

1.12	Potential Award shall have the meaning set forth in Section 4.02(c).

1.13	Target Incentive Fund shall have the meaning set forth in Section 4.02(a).

ARTICLE II. ELIGIBILITY

The Board, in its discretion, from time to time, may designate and change the designation of the executives or executive position levels eligible to participate in the Plan. To be eligible to receive an award under the Plan for a particular year, an executive must (a) have been employed by the Company during any portion of such year and (b) achieve an eligible position level or be designated by the Board as eligible not later than September 30 of such year.

ARTICLE III. ADMINISTRATION

Except as otherwise provided in the Plan, all determinations in connection with the Plan shall be made by the Plan Administrator, whose decisions shall be final and conclusive upon all Participants and any persons asserting any claim derived from a Participant. The Plan Administrator shall make such determinations after receiving the recommendations of the Company’s Chief Executive Officer (except as to matters relating to the participation of the Company’s Chief Executive Officer in the Plan). The Plan Administrator shall abstain from any determination under the Plan in which he or she has a personal interest, in which case such determination shall be made by the Company’s Chief Executive Officer. The Plan Administrator shall be responsible for the administration of the Plan under the direction of the Company’s Chief Executive Officer.

ARTICLE IV. DETERMINATION OF AWARDS

4.01	Incentive Percentages The Board shall determine a percentage of annual salary deemed to constitute an appropriate incentive for each executive or executive position level eligible to participate in the Plan. Each such percentage is herein called an “Incentive Percentage”. The Board may, from time to time, increase or decrease any Incentive Percentage, as the Board may deem appropriate.

4.02	Target Incentive Fund

(a) At the end of each year, the annual rate of salary of each executive eligible to participate in the Plan for such year, as such salary is in effect at the end of such year, shall be multiplied by the Incentive Percentage applicable to such person at such time. The sum of such products for all executives eligible to participate in the Plan for such year is herein called the “Target Incentive Fund” for such year.

(b) For purposes of calculating the Target Incentive Fund for any year:

(i) In the case of an executive whose employment with the Company has terminated during the year, the annual salary rate of such executive in effect at the time of such termination shall be deemed to be the annual salary rate of such executive at the end of such year.

(ii) Deferred compensation, at the annual rate in effect at the end of the year pursuant to an agreement between the Company and an executive, shall be considered part of such executive’s annual rate of salary at the end of such year.

(iii) An executive’s annual rate of salary shall be determined without any deduction for pre-tax contributions or after-tax contributions made pursuant to the Consolidated Edison Thrift Savings Plan, the Con Edison Flexible Reimbursement Account Plan, the Con Edison OPTIONS Program for Management Employees, or the Deferred Income Plan.

(c) The amount included in the Target Incentive Fund for any year with respect to each executive is called such executive’s “Potential Award”.

4.03	Adjusted Target Incentive Fund

(a) In January of each year the Board shall determine whether award of the Target Incentive Fund for the preceding year is appropriate or whether and to what extent such Target Incentive Fund shall be reduced, eliminated entirely, or increased. The Board may increase the Target Incentive Fund by an amount not to exceed 50 percent of the Target Incentive Fund. In making such determination, the Board shall consider the Company’s performance during the preceding year, taking into account such factors as the Board deems relevant.

(b) The Target Incentive Fund for any year in which the Company omits a dividend on its common stock shall be reduced to zero.

(c) The Target Incentive Fund for a year, as adjusted pursuant to this Section 4.03, is herein called the “Adjusted Target Incentive Fund”.

4.04	Incentive Awards After the Adjusted Target Incentive Fund for a year has been determined as provided in Section 4.03, The Management Development and Compensation Committee of the Board, upon the recommendations of the Company’s Chief Executive Officer (except with respect to his own award), shall make, subject to confirmation by the Board, awards to individual Participants who are eligible to participate in the Plan for such year. Such awards are herein called “Incentive Awards”. Incentive Awards shall be determined in the following manner:

(a)	Each Incentive Award shall be determined in the light of the contribution of the Participant’s group to the overall performance of the Company, the Participant’s contribution to the performance of the Participant’s group, and the Participant’s individual performance.

(b)	An Incentive Award may range from zero to 150 percent of the Participant’s Potential Award for the year in question.

(c)	The aggregate of all Incentive Awards for a year may not exceed the Adjusted Target Incentive Fund for such year.

ARTICLE V. PAYMENT OF AWARDS

5.01	Time of Payment An Incentive Award shall become payable as soon as administratively practicable after its Award Date, but no later than March 15 of the year in which the Award Date occurs. However, a Participant may defer up to two-thirds of the Award into the DIP upon the terms and conditions as set forth in the DIP.

5.02	Manner of Payment Any portion of the Incentive Award that is not deferred under the terms of the DIP shall be paid to the Participant in a single lump sum.

5.03	Posthumous Payments Subject to Section 7.05, if a Participant shall die before any payment to be made to the Participant under this Plan has been made, the payment shall be made to the Participant’s estate or personal representative in a single lump sum, with such posthumous payment to be made as soon as administratively practicable after the Participant’s death.

ARTICLE VI. MISCELLANEOUS

6.01	Amendment and Termination The Company reserves the right, by action of the Board of Trustees, to terminate the Plan entirely, or to temporarily or permanently discontinue the making of awards under the Plan; and further reserves the right, by action of the Board of Trustees or the Plan Administrator, to otherwise modify the Plan from time to time; provided that no such modification, termination, or discontinuance shall adversely affect the rights of Participants with respect to Incentive Awards previously determined; and provided further, that no modification by action of the Plan Administrator shall have a material effect on the benefits payable under the Plan.

6.02	Effect of Plan The establishment and continuance of the Plan shall not constitute a contract of employment between the Company and any employee. No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of employees or Participants under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving to any employees the right to be retained in the employ of the Company, nor any right to examine the books of the Company, or to require an accounting.

6.03	Withholding The Company shall deduct from any payment under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payment.

6.04	Funding All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company.

6.05	Facility of Payment In the event that the Plan Administrator shall find that a Participant is unable to care for such Participant’s affairs because of illness or accident or has died, the Plan Administrator may, unless claim shall have been made therefore by a duly appointed legal representative, direct that any benefit payment due the Participant, to the extent not payable from a grantor trust, be paid on the Participant’s behalf to the Participant’s spouse, a child, a parent or other blood relative, or to a person with whom the Participant resides or a legal guardian, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefore.

6.06	Nonalienation Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

IN WITNESS WHEREOF, Consolidated Edison Company of New York, Inc. has caused this instrument to be executed by its officer thereunto duly authorized as of the 29 day of December, 2005.

By:	/s/ Claude Trahan
Claude Trahan
Vice President-Human Resources
Consolidated Edison Company of
New York, Inc.